Exhibit 4.3

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For Bank Use Only Reviewed by _________________
Due MAY 31, 2013
Customer # ____________ Loan #_____________

INSTALLMENT OR SINGLE PAYMENT NOTE

$ 9,000,000.00	MAY 26,2006

        FOR VALUE RECEIVED, the undersigned borrower (the “Borrower”), promises to pay to the order of U.S. BANK N. A. (the “Bank”), the principal sum of NINE MILLION AND NO/100 Dollars ($9,000,000.00) (the “Loan Amount).

    1.   Terms for Advance(s). [Choose One:]

                Single Advance

                Multiple Advances. Prior to   n/a   or the earlier termination hereof, the Borrower may obtain advances from the Bank under this Installment or Single Payment Note (the “Note”) in an aggregate amount not exceeding the Loan Amount. Although this Note is expressed as payable in the full Loan Amount, the Borrower will be obligated to pay only the amounts actually disbursed hereunder, together with accrued interest on the outstanding balance at the rates and on the dates specified therein and such other charges provided for herein.

    2.        Interest.

  The unpaid principal balance will bear interest at an annual rate of 7.210%.

    3.        Payment Schedule.

  See Attached Payment Schedule Rider

    4.  Closing Fee.  If checked here, the Borrower will pay the Bank a one-time closing fee of $        n/a       contemporaneously with execution of this Note. This fee is in addition to all other fees, expenses and other amounts due hereunder.

    5.  Late Payment Fee. Subject to applicable law, if any payment is not made on or before its due date, the Bank may collect a delinquency charge of 0.00% of the unpaid amount. Collection of the late payment fee shall not be deemed to be a waiver of the Bank’s right to declare a default hereunder.

    6.  Calculation of Interest. Interest will be computed for the actual number of days principal is unpaid, using a daily factor obtained by dividing the stated interest rate by 360.

    7.  Default Interest Rate. Notwithstanding any provision of this Note to the contrary, upon any default or at any time during the continuation thereof (including failure to pay upon maturity), the Bank may, at its option and subject to applicable law, increase the interest rate on this Note to a rate of 5% per annum plus the interest rate otherwise payable hereunder. Notwithstanding the foregoing and subject to applicable law, upon the occurrence of a default by the Borrower or any guarantor involving bankruptcy, insolvency, receivership proceedings or an assignment for the benefit of creditors, the interest rate on this Note shall automatically increase to a rate of 5% per annum plus the rate otherwise payable hereunder.

    8.  Maximum Rate. In no event will the interest rate hereunder exceed that permitted by applicable law. If any interest or other charge is finally determined by a court of competent jurisdiction to exceed the maximum amount permitted by law, the interest or charge shall be reduced to the maximum permitted by law, and the Bank may credit any excess amount previously collected against the balance due or refund the amount to the Borrower.

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    9.   Additional Terms. This note may be prepaid in full or in part at any time without prepayment penalty or fee. Prepayments of less than all the outstanding principal amount of this Note shall be applied upon principal payments in the inverse order of their maturities.

    Notice/Cure Period. In the event default shall be made by the Borrower in the due observance or performance of any covenant, condition or agreement contained herein (other than those specified in sections 13(a), 13(c) and 13(f) below), the Borrower shall have a period of thirty (30) days following the earlier to occur of (i) Borrower’s actual knowledge of such default or (ii) written notice provided by the Bank to Borrower which shall specify the claimed default and shall be provided in accordance with section 6.7of the Revolving Credit Agreement in which to cure such default. During such cure period, the Bank shall have the right to cease making additional advances to Borrower pursuant to the Note.

    10.   Financial Information. The Borrower will (i) maintain accounting records in accordance with generally recognized and accepted principles of accounting consistently applied throughout the accounting periods involved; (ii) provide the Bank with such information concerning its business affairs and financial condition (including insurance coverage) as the Bank may reasonably request; and (iii) without request, provide the Bank with annual financial statements prepared by an accounting firm acceptable to the Bank within 120 days of the end of each fiscal year.

    11.   Credit Balances; Setoff. As additional security for the payment of the obligations described in this Note or any document securing or related to the loan evidenced by this Note (collectively the “Loan Documents’) and any other obligations of the Borrower to the Bank of any nature whatsoever (collectively the “Obligations)', the Borrower hereby grants to the Bank a security interest in, a lien on and an express contractual right to set off against all depository account balances, cash and any other property of the Borrower now or hereafter in the possession of the Bank and the right to refuse to allow withdrawals from any account (collectively “Setoff”). The Bank may, at any time upon the occurrence of a default hereunder and after expiration of any applicable cure period, Setoff against the Obligations whether or not the Obligations (including future installments) are then due or have been accelerated, all without any advance or contemporaneous notice or demand of any kind to the Borrower, such notice and demand being expressly waived.

    12.   Advances and Paying Procedure. The Bank is authorized and directed to credit any of the Borrower’s accounts with the Bank (or to the account the Borrower designates in writing) for all loans made hereunder, and the Bank is authorized to debit such account or any other account of the Borrower with the Bank for the amount of any principal, interest or expenses due under the Note or other amount due hereunder on the due date with respect thereto. Payments due under the Note and other Loan Documents will be made in lawful money of the United States. All payments may be applied by the Bank to principal, interest and other amounts due under the Loan Documents in any order which the Bank elects. If, upon any request by the Borrower to the Bank to issue a wire transfer, there is an inconsistency between the name of the recipient of the wire and its identification number as specified by the Borrower, the Bank may, without liability, transmit the payment via wire based solely upon the identification number.

    13.   Defaults. Notwithstanding any cure periods described below, the Borrower shall immediately notify the Bank in writing when the Borrower obtains knowledge of the occurrence of any default specified below. Regardless of whether the Borrower has given the required notice, the occurrence of one or more of the following shall constitute a default:

(a)	Nonpayment. The Borrower shall fail to pay (i) any interest due on this Note or any fees, charges, costs or expenses under the Loan Documents when due; or (ii) any principal amount of this Note when due, except principal amount due at maturity, and such nonpayment shall remain unremedied for a period of ten (10) days.

(b)	Nonperformance. The Borrower or any guarantor of the Borrower’s Obligations to the Bank (“Guarantor”) shall fail to perform or observe any agreement, term, provision, condition, or covenant (other than a default occurring under (a), (c), (d), (e), (f) or (g) of this paragraph 13) required to be performed or observed by the Borrower or any Guarantor hereunder or under any other Loan Document or other agreement with or in favor of the Bank.

(c)	Misrepresentation. Any financial information, statement, certificate, representation or warranty given to the Bank by the Borrower or any Guarantor (or any of their representatives) in connection with entering into this Note or the other Loan Documents and/or any borrowing thereunder, or required to be furnished under the terms thereof, shall prove untrue or misleading in any material respect (as determined by the Bank in the exercise of its judgment) as of the time when given.

(d)	Default on Other Obligations. The Borrower or any Guarantor shall be in default under the terms of any loan agreement, promissory note, lease, conditional sale contract or other agreement, document or instrument evidencing, governing or securing any indebtedness owing by the Borrower or any Guarantor to the Bank or any indebtedness in excess of $100,000 owing by the Borrower to any third party, and the period of grace, if any, to cure said default shall have passed,

(e)	Judgments. Any judgment shall be obtained against the Borrower or any Guarantor which, together with all other outstanding unsatisfied judgments against the Borrower (or such Guarantor), shall exceed the sum of $100,000 and shall remain unvacated, unbonded or unstayed for a period of 30 days following the date of entry thereof.

(f)	Inability to Perform; Bankruptcy/insolvency. (i) The Borrower or any Guarantor shall die or cease to exist; or (ii) any Guarantor shall attempt to revoke any guaranty of the Obligations described herein, or any guaranty becomes unenforceable in whole or in part for any reason; or (iii) any bankruptcy, insolvency or receivership proceedings, or an assignment for the benefit of creditors, shall be commenced under any Federal or state law by or against the Borrower or any Guarantor; or (iv) the Borrower or any Guarantor shall become the subject of any out-of-court settlement with its creditors; or (v) the Borrower or any Guarantor is unable or admits in writing its inability to pay its debts as they mature; or (vi) if the Borrower is a limited liability company, any member thereof shall withdraw or otherwise become disassociated from the Borrower.

(g)	Adverse Change; Insecurity. (i) There is a material adverse change in the business, properties, financial condition or affairs of the Borrower or any Guarantor, or in any collateral securing the Obligations; or (ii) the Bank in good faith deems itself insecure.

    14.   Termination of Loans; Additional Bank Rights. Upon the occurrence of any of the events identified in paragraph 13, the Bank may at any time (subject to any notice requirements or grace/cure periods and the Bank’s right to cease making additional advances to Borrower, all pursuant to section 9 above) (i) immediately terminate its obligation, if any, to make additional loans to the Borrower; (ii) Setoff; and/or (iii) take such other steps to protect or preserve the Bank’s interest in any collateral, including without limitation, notifying account debtors to make payments directly to the Bank, advancing funds to protect any collateral and insuring collateral at the Borrower’s expense; all without demand or notice of any kind, all of which are hereby waived.

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    15.   Acceleration of Obligations. Upon the occurrence of any of the events identified in paragraph 13(a) through 13(e) and 13(g), and the passage of any applicable cure periods, the Bank may at any time thereafter, by written notice to the Borrower, declare the unpaid principal balance of any Obligations, together with the interest accrued thereon and other amounts accrued hereunder and under the other Loan Documents, to be immediately due and payable; and the unpaid balance shall thereupon be due and payable, all without presentation, demand, protest or further notice of any kind, all of which are hereby waived, and notwithstanding anything to the contrary contained herein or in any of the other Loan Documents. Upon the occurrence of any event under paragraph 13(f), the unpaid principal balance of any Obligations, together with all interest accrued thereon and other amounts accrued hereunder and under the other Loan Documents, shall thereupon be immediately due and payable, all without presentation, demand, protest or notice of any kind, all of which are hereby waived, and notwithstanding anything to the contrary contained herein or in any of the other Loan Documents. Nothing contained in paragraph 13 or 14 or this paragraph shall limit the Bank’s right to Setoff as provided in this Note.

    16.   Collateral. This Note is secured by any and all security interests, pledges, mortgages/deeds of trust (except any mortgage/deed of trust expressly limited by its terms to a specific obligation of Borrower to Bank) or liens now or hereafter in existence granted to the Bank to secure indebtedness of the Borrower to the Bank (unless prohibited by law), including, without limitation, as described in the following documents: Mortgage/Deed of Trust dated 05/26/06; Security Agreement dated 05/26/06

                                                                                                                                                                                                                                             .

    17.   Guaranties. This Note is guarantied by each and every guaranty now or hereafter in existence guarantying the indebtedness of the Borrower to the Bank (except for any guaranty expressly limited by its terms to a specific separate obligation of Borrower to the Bank) including, without limitation, the following:

                                                                            N/A

    18.   Additional Bank Rights. Without affecting the liability of any Borrower, endorser, surety or guarantor, the Bank may, without notice, renew or extend the time for payment, accept partial payments, release or impair any collateral security for the payment of this Note, or agree not to sue any party liable on it.

    19.   Warranties. The Borrower makes the following warranties: (A) This Note and the other Loan Documents are the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their terms. (B) The execution, delivery and performance of this Note and all other Loan Documents to which the Borrower is a party (i) are within the borrower’s power; (ii) have been duly authorized by all appropriate entity action; (iii) do not require the approval of any governmental agency; and (iv) will not violate in any material respect any law, agreement or restriction by which the Borrower is bound. (C) If the Borrower is not an individual, the Borrower is validly existing and in good standing under the laws of its state of organization, has all requisite power and authority and possesses all licenses necessary to conduct its business and own its properties.

    20.   Waivers; Relationship to Other Documents. All Borrowers, endorsers, sureties and guarantors waive presentment, protest, demand, and notice of dishonor. No delay on the part of the Bank in exercising any right, power or privilege hereunder or under any of the other Loan Documents will operate as a waiver thereof, nor will any single or partial exercise of any right, power or privilege hereunder preclude other or further exercise thereof or the exercise of any other right, power or privilege. The warranties, covenants and other obligations of the Borrower (and rights and remedies of the Bank) in this Note and all related documents are intended to be cumulative and to supplement each other.

    21.   Expenses and Attorneys’Fees. Upon demand, the Borrower will immediately reimburse the Bank and any participant in the Obligations (“Participant”) all attorneys’ fees and all other costs, fees and out-of-pocket disbursements incurred by the Bank or any Participant in connection with the preparation, execution, delivery, administration, defense and enforcement of this Note or any of the other Loan Documents, including attorneys’ fees and all other costs and fees (a) incurred before or after commencement of litigation or at trial, on appeal or in any other proceeding, (b) incurred in any bankruptcy proceeding and (c) related to any waivers or amendments with respect thereto (examples of costs and fees include but are not limited to fees and costs for: filing, perfecting or confirming the priority of the Bank’s lien, title searches or insurance, appraisals, environmental audits and other reviews related to the Borrower, any collateral or the loans, if requested by the Bank). The Borrower will also reimburse the Bank and any Participant for all costs of collection before and after judgment, and the costs of preservation and/or liquidation of any collateral.

    22.   Applicable Law and Jurisdiction; Interpretation; Joint Liability; Severability. This Note and all other Loan Documents shall be governed by and interpreted in accordance with the internal laws of the State of Nebraska except to the extent superseded by Federal law. THE BORROWER HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT SITUATED IN THE COUNTY OR FEDERAL JURISDICTION OF THE BANK’S BRANCH WHERE THE LOAN WAS ORIGINATED, AND WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS, WITH REGARD TO ANY ACTIONS, CLAIMS, DISPUTES OR PROCEEDINGS RELATING TO THIS NOTE, THE COLLATERAL, ANY OTHER LOAN DOCUMENT, OR ANY TRANSACTIONSARISINGTHEREFROM, OR ENFORCEMENT AND/OR INTERPRETATION OF ANY OF THE FOREGOING. Nothing herein shall affect the Bank’s rights to serve process in any manner permitted by law, or limit the Bank’s right to bring proceedings against the Borrower in the competent courts of any other jurisdiction or jurisdictions. This Note, the other Loan Documents and any amendments hereto (regardless of when executed) will be deemed effective and accepted only upon the Bank’s receipt of the executed originals thereof. If there is more than one Borrower, the liability of the Borrowers shall be joint and several, and the reference to “Borrower” shall be deemed to refer to all Borrowers. Invalidity of any provision of this Note shall not affect the validity of any other provision.

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    23.   Successors. The rights, options, powers and remedies granted in this Note and the other Loan Documents shall be binding upon the Borrower and the Bank and their respective successors and assigns, and shall inure to the benefit of the Borrower and the Bank and the successors and assigns of the Bank, including without limitation any purchaser of any or all of the rights and obligations of the Bank under the Note and the other Loan Documents. The Borrower may not assign its rights or obligations under this Note or any other Loan Documents without the prior written consent of the Bank.

    24.   Disclosure. The Bank may, in connection with any sale or potential sale of all or any interest in the Note and other Loan Documents, disclose any financial information the Bank may have concerning the Borrower to any purchaser or potential purchaser. From time to time, the Bank may, in its discretion and without obligation to the Borrower, any Guarantor or any other third party, disclose information about the Borrower and this loan to any Guarantor, surety or other accommodation party. This provision does not obligate the Bank to supply any information or release the Borrower from its obligation to provide such information, and the Borrower agrees to keep all Guarantors, sureties or other accommodation parties advised of its financial condition and other matters which may be relevant to their obligations to the Bank.

    25.   Copies; Entire Agreement; Modification. The Borrower hereby acknowledges the receipt of a copy of this Note and all other Loan Documents. This Note is a “transferable record” as defined in applicable law relating to electronic transactions. Therefore, the holder of this Note may, on behalf of Borrower, create a microfilm or optical disk or other electronic image of this Note that is an authoritative copy as defined in such law. The holder of this Note may store the authoritative copy of such Note in its electronic form and then destroy the paper original as part of the holder’s normal business practices. The holder, on its own behalf, may control and transfer such authoritative copy as permitted by such law.

    IMPORTANT: READ BEFORE SIGNING. THE TERMS OF THIS AGREEMENT SHOULD BE READ CAREFULLY BECAUSE ONLY THOSE TERMS IN WRITING, EXPRESSING CONSIDERATION AND SIGNED BY THE PARTIES ARE ENFORCEABLE. NO OTHER TERMS OR ORAL PROMISES NOT CONTAINED IN THIS WRITTEN CONTRACT MAY BE LEGALLY ENFORCED. THE TERMS OF THIS AGREEMENT MAY ONLY BE CHANGED BY ANOTHER WRITTEN AGREEMENT. THIS NOTICE SHALL ALSO BE EFFECTIVE WITH RESPECT TO ALL OTHER CREDIT AGREEMENTS NOW IN EFFECT BETWEEN BORROWER AND THE BANK. A MODIFICATION OF ANY OTHER CREDIT AGREEMENTS NOW IN EFFECT BETWEEN BORROWER AND THE BANK, WHICH OCCURS AFTER RECEIPT BY BORROWER OF THIS NOTICE, MAY BE MADE ONLY BY ANOTHER WRITTEN INSTRUMENT. ORAL OR IMPLIED MODIFICATIONS TO SUCH CREDIT AGREEMENTS ARE NOT ENFORCEABLE AND SHOULD NOT BE RELIED UPON.

    26.   Waiver of Jury Trial. TO THE EXTENT PERMITTED BY LAW, THE BORROWER AND THE BANK HEREBY JOINTLY AND SEVERALLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING RELATING TO ANY OF THE LOAN DOCUMENTS, THE OBLIGATIONS THEREUNDER, ANY COLLATERAL SECURING THE OBLIGATIONS, OR ANY TRANSACTION ARISING THEREFROM OR CONNECTED THERETO. THE BORROWER AND THE BANK EACH REPRESENTS TO THE OTHER THAT THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY GIVEN.

    27.   Attachments. All documents attached hereto, including any appendices, schedules, riders, and exhibits to this Installment or Single Payment Note, are hereby expressly incorporated by reference.

(Individual Borrower)	National Research Corporation
Borrower Name (Organization)
________________________________________	a Wisconsin Corporation
Borrower Name N/A	By /s/ Patrick E. Beans
________________________________________	Name and Title Patrick E. Beans, CFO
Borrower Name N/A	By ________________________________________
Name and Title _______________________________

Borrower Address:   1245 Q Street, Lincoln, NE 68508

Borrower Telephone Number: ____________________

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ADDENDUM TO AGREEMENT

NOTICE PURSUANT TO NEBRASKA REVISED STATUTES 45-1, 112 et. seq.

This Notice is Provided Pursuant to Nebraska Revised Statutes 45-1, 112 et. seq.

NOTICE – WRITTEN AGREEMENTS. A credit agreement must be in writing to be enforceable under Nebraska law. To protect you and us from any misunderstandings or disappointments, any contract, promise, undertaking, or offer to forebear repayment of money or to make any other financial accommodation in connection with this loan of money or grant or extension of credit, or any amendment of, cancellation of, waiver of, or substitution for any or all of the terms or provisions of any instrument or document executed in connection with this loan of money or grant or extension of credit, must be in writing to be effective.

IN WITNESS WHEREOF, the undersigned have executed and acknowledged this NOTICE PURSUANT TO NEBRASKA REVISED STATUTES 45-1, 112 et. seq. as of May 26, 2006.

(Individual Borrower)	National Research Corporation
Borrower Name (Organization)
________________________________________	a Wisconsin Corporation
Borrower Name N/A	By /s/ Patrick E. Beans
Name and Title: Patrick E. Beans, CFO
________________________________________	By ________________________________________
Name and Title:
Borrower Name N/A
U.S. Bank N.A.
(Bank)
By /s/ Beth Morgan
Name and Title: Elizabeth A. Morgan, Vice President

Borrower Address: 1245 Q Street, Lincoln, NE 68508

Borrower Telephone No.: ____________________

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PAYMENT SCHEDULE RIDER

        This Rider is made part of the Installment or Single Payment Note   (the “Note”) in the original amount of $ 9,000, 000.00 by the undersigned borrower (the “Borrower”) in favor of U.S. BANK N.A. (the “Bank”) as of the date identified below. The following payment schedule is hereby added to the Note:

Principal and interest are payable in 83 installments of $106,077.71 each, beginning JUNE 30, 2006, and on the last date of each consecutive month thereafter, plus a balloon payment equal to all unpaid principal and accrued interest on MAY 31, 2013, the maturity date.

Dated as of   MAY 26, 2006         .

(Individual Borrower)	National Research Corporation
Borrower Name (Organization)
________________________________________	A Wisconsin Corporation
Borrower Name N/A	By /s/ Patrick E. Beans
Name and Title Patrick E. Beans, CFO
________________________________________	By ________________________________________
Name and Title _______________________________
Borrower Name N/A

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ADDENDUM TO NOTE

        This Addendum is made part of the Installment or Single Payment Note dated as of the date of this Addendum (the “Note”) by the undersigned borrower (the “Borrower”) in favor of U.S. BANK N.A. (the “Bank”) in the original principal amount of $9,000,000.00 . The warranties, covenants and other terms described below are hereby added to the Note.

Incorporation of Loan Agreement. Borrower and Bank entered into a loan agreement dated MAY 26, 2006 (as amended, extended, or restated from time to time, the “Loan Agreement”)which Loan Agreement remains in full force and effect and is incorporated in its entirety herein by reference as though fully set forth herein. The warranties, covenants and other obligations of Borrower (and the rights and remedies of Bank) that are outlined in the Note and the Loan Agreement are intended to supplement each other. In the event of any inconsistencies in any of the terms of the Note and the Loan Agreement, all terms will be cumulative so as to give Bank the most favorable rights set forth in the conflicting documents, except that if there is a direct conflict between the Note and the Loan Agreement, the terms of the Note shall control as to the loan covered by the Note and the terms of the Loan Agreement shall control as to the loans specifically covered by the Loan Agreement. The provisions of the Loan Agreement shall continue in full force and effect with respect to the Note notwithstanding termination of the Loan Agreement subsequent to the date hereof unless the documentation terminating the Loan Agreement expressly states that the representations, warranties and covenants of the Borrower as set forth in the Loan Agreement no longer apply to the Note. The Note is in addition to any notes referred to in the Loan Agreement.

Every instance on this page that references “Loan Agreement” will instead read “Revolving Credit Agreement as Amended.”

Dated as of:   May 26, 2006    .

(Individual Borrower)	National Research Corporation
Borrower Name (Organization)
________________________________________	a Wisconsin Corporation
Borrower Name N/A	By /s/ Patrick E. Beans
________________________________________	Name and Title Patrick E. Beans, CFO
Borrower Name N/A	By ________________________________________
Name and Title _______________________________